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                                                                  Exhibit 10.24

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") entered into effective as of the 1st day of January, 2001, by and between John R. Cochran ("Executive") and FirstMerit Corporation, an Ohio corporation ("FirstMerit").

                                R E C I T A L S:

         A. FirstMerit and the Executive entered in to an Employment Agreement, dated February 16, 1995 (the "Old Employment Agreement"), and a certain Amended and Restated FirstMerit Corporation Termination Agreement, dated December 18, 1997 (the "Old Termination Agreement"), which superseded an Amended and Restated FirstMerit Corporation Termination Agreement, dated May 1, 1996, between FirstMerit and the Executive, which, in turn, superseded the FirstMerit Termination Agreement, dated March 1, 1995, also between FirstMerit and the Executive.

         B. FirstMerit and the Executive superseded the Old Employment Agreement and the Old Termination Agreement by executing a new Employment Agreement, which contained therein a new termination and change in control provision, dated December 1, 1998 ("New Employment Agreement"), which reflected certain changed circumstances and agreements with respect to the Executive's employment with FirstMerit.

         C. FirstMerit and Executive have determined to amend and restate the New Employment Agreement by this Agreement by amending the definition of "Change in Control" and by changing certain other provisions of this Agreement to be consistent with FirstMerit's SERP.

         IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS.

         1.1 "Accountants" has the meaning set forth in Section 11.4(B)(i).

         1.2 "Base Salary" has the meaning set forth in Section 6.1.

         1.3 "Board" means the board of directors of FirstMerit Corporation.

         1.4 "Cause" means the termination of Executive's employment by FirstMerit for any of the following reasons:

                  (A) Felonious criminal activity whether or not affecting FirstMerit;

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                  (B) Disclosure to unauthorized persons of FirstMerit
         information which is believed by the Board of Directors of FirstMerit, acting in good faith, to be confidential; PROVIDED, HOWEVER, that any such disclosure shall not be considered to be "cause" for termination to the extent that:

                           (i) it is required of Executive pursuant to an order
                  of a court having competent jurisdiction or a subpoena from an appropriate governmental agency; or

                           (ii) it is made by Executive in the ordinary course
                  of business within the scope of his authority.

                  (C) Dishonesty or the breach of any contract with or violation of any legal obligation to FirstMerit; or

                  (D) Gross negligence or insubordination in the performance of the duties held by the Chairman and Chief Executive Officer of FirstMerit.

         1.5 "Change in Control" shall mean the occurrence of any one of the following events:

                  (A) individuals who, on April 19, 2000, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to April 19, 2000 whose election or nomination for election was approved by a vote of at least 2/3rds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of FirstMerit in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                  (B) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (B) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

                           (i) by the Company or any of its subsidiaries
                  ("Subsidiaries"),

                           (ii) by any employee benefit plan sponsored or
                  maintained by the Company or any Subsidiary,



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                           (iii) by any underwriter temporarily holding
                  securities pursuant to an offering of such securities,

                           (iv) pursuant to a Non-Control Transaction (as
                  defined in paragraph (C)), or

                           (v) a transaction (other than one described in (C)
                  below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors then on the Board approve a resolution providing expressly that the acquisition pursuant to this clause (v) does not constitute a Change in Control under this paragraph (B);

                  (C) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination:

                           (i) more than 50% of the total voting power of (a)
                  the corporation resulting from such Business Combination (the "Surviving Entity"), or (b) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors ("Total Voting Power") of the Surviving Entity (the "Parent Entity"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination,

                           (ii) no person (other than any employee benefit plan
                  (or related trusts) sponsored or maintained by the Surviving Entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the Total Voting Power of the outstanding voting securities eligible to elect directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity), and

                           (iii) at least a majority of the members of the
                  board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and
                  (iii) above shall be deemed to be a "Non-Control Transaction"); or




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                  (D) the shareholders of the Company approve a plan of
         complete liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person by more than one percent, a Change in Control of the Company shall then occur.

         1.6 "Change in Control Benefits" has the meaning set forth in Section 11.1.

         1.7 "Code" has the meaning set forth in Section 11.4(A).

         1.8 "Company" means FirstMerit Corporation.

         1.9 "Covered Payments" has the meaning set forth in Section 11.4(A).

         1.10 "Disability" or "Disabled" means eligibility for disability benefits under the terms of FirstMerit's Long-Term Disability Plan for executive level employees in effect at the time of termination of Executive's employment.

         1.11 "Excise Tax" has the meaning set forth in Section 11.4(A).

         1.12 "Excise Tax Reimbursement" has the meaning set forth in Section 11.4(A).

         1.13 "Executive Life Insurance Policy" has the meaning set forth in
Section 7.2.

         1.14 "FirstMerit" means FirstMerit Corporation and each of the affiliates of FirstMerit Corporation (meaning any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, FirstMerit Corporation), along with all successors and assigns of each of such entities.

         1.15 "Good Reason" means the termination of Executive's employment by Executive for any of the following reasons:

                  (A) Involuntary reduction in Executive's Base Salary unless such reduction occurs simultaneously with a company-wide reduction in officers' salaries;

                  (B) Involuntary discontinuance or reduction in Executive's incentive compensation award opportunities under FirstMerit's plan unless a company-wide reduction of all officers' incentive compensation awards occurs simultaneously with such discontinuance or reduction;




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                  (C) Significant reduction in Executive's responsibilities and status within the FirstMerit organization, or a change in his title or office without written consent of Executive;

                  (D) Involuntary discontinuance of Executive's participation in any employee benefit plans maintained by FirstMerit unless such plans are discontinued by reason of law or loss of tax deductibility to FirstMerit with respect to contributions to such plans, or are discontinued as a matter of FirstMerit policy applied equally to all participants in such plans;

                  (E) Failure to obtain an assumption of FirstMerit's obligations under this Agreement by any successor to FirstMerit, regardless of whether such entity becomes a successor to FirstMerit as a result of a merger, consolidation, sale of assets of FirstMerit, or other form of reorganization;

                  (F) Termination of employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 9 hereof; or

                  (G) A material breach of this Agreement by FirstMerit, which breach is not corrected within a reasonable time after notice.

         1.16 "ICP" has the meaning set forth in Section 6.2 hereof.

         1.17 "Membership Agreement" has the meaning set forth in Section 7.1(C) hereof.

         1.18 "Old Employment Agreement has the meaning set forth in Recital A above.

         1.19 "Old Termination Agreement" has the meaning set forth in Recital A above.

         1.20 "Pension Plan" has the meaning set forth in Section 7.1(A) hereof.

         1.21 "Retirement Plan" has the meaning set forth in Section 7.1(B) hereof.

         1.22 "Retirement" means termination of employment by the Executive in accordance with FirstMerit's retirement policy (including early retirement policy) which is in effect from time to time and is generally applicable to FirstMerit's salaried employees.

         1.23 "SERP" has the meaning set forth in Section 7.1(C) hereof.

         1.24 "Term" has the meaning set forth in Section 5.

         1.25 "Termination Date" means the date on which the termination of the Executive's employment with FirstMerit becomes effective.

         1.26 "Top Hat Plan" has the meaning set forth in Section 7.1(D) hereof.




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2.       TERMINATION OF PRIOR AGREEMENTS.

         The parties hereto acknowledge and agree that, effective as of January 1, 2001, the Old Employment Agreement and the Old Termination Agreement were terminated and each and every provision of each of such agreements was rendered void and of no further force or effect whatsoever.

3.       EMPLOYMENT.

         FirstMerit hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 5 of this Agreement.

4.       DUTIES.

         During the Term, Executive shall serve FirstMerit as its Chairman and Chief Executive Officer in accordance with directions from FirstMerit's Board of Directors and in accordance with FirstMerit's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, as both may be amended from time to time. Executive will report directly to the Board of Directors. While Executive is employed by FirstMerit as a full-time employee, Executive shall serve FirstMerit, faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of FirstMerit and to the promotion of its interests. Executive shall not, without the written consent of the Board of Directors of FirstMerit, render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive. Nothing in this Section 4 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as Chairman and Chief Executive Officer.

5.       TERM OF EMPLOYMENT.

         The term of this Agreement (the "Term") commenced as of December 1, 1998 and shall continue for a period of five (5) years ending on November 30, 2003, unless this Agreement has been earlier terminated in accordance with the provisions of Section 9 hereof. Following expiration of the Term, Executive's employment status will be "at will."

6.       COMPENSATION.

         6.1 BASE SALARY. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to FirstMerit under this Agreement a base salary of Five Hundred Fifty Thousand Dollars ($550,000) per year, which will be payable in semi-monthly installments, and which will be subject to annual review by the Compensation Committee as approved by the Board of Directors (the base salary, as it may be adjusted from time to time, is referred to herein as the "Base Salary").

         6.2 BONUS. In addition to the Base Salary, Executive will receive with respect to each



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calendar year a bonus in accordance with FirstMerit's Annual Incentive
Compensation Plan ("ICP"), as it may be amended from time to time, a copy of which has been delivered to Executive. The Executive's target award under the ICP shall be at least sixty percent (60%) of his Base Salary. The Compensation Committee will evaluate the Executive's performance based upon performance goals and criteria established by the Compensation Committee in good faith. FirstMerit's corporate goals will be established annually in accordance with the procedures set forth in the ICP.

         6.3 WITHHOLDING. All compensation payable to Executive pursuant to this Section 6 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, the Executive's share, if any, of any payroll taxes and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

7.       OTHER BENEFITS OF EMPLOYMENT.

         7.1 RETIREMENT BENEFITS.

                  (A) PENSION PLAN. Executive will participate in the FirstMerit Corporation Pension Plan (the "Pension Plan"), a copy of which has been provided to Executive, in accordance with the provisions of the Pension Plan, as amended from time to time.

                  (B) EMPLOYEES SALARY SAVINGS RETIREMENT PLAN. Executive will be entitled to participate in the FirstMerit Corporation Employees' Salary Savings Retirement Plan (the "Retirement Plan"), a copy of which has been provided to Executive, in accordance with the provisions of the Retirement Plan, as amended from time to time.

                  (C) SERP. Executive will participate in FirstMerit Corporation's Executive Supplemental Retirement Plan (the "SERP"), a copy of which has been provided to Executive, in accordance with the provisions of the SERP, as may be amended from time to time; PROVIDED, HOWEVER, that the Executive's participation in the SERP will be subject to the terms and conditions of the Amended and Restated Membership Agreement, dated as of January 1, 2001 (the "Membership Agreement"), between FirstMerit and the Executive. The Membership Agreement will include the following provisions:

                           (i) Executive will have the right to receive
                  payments from the SERP in the form of a lump sum, but only to the extent permitted by the SERP.

                           (ii) If the Executive's employment with FirstMerit
                  terminates following a Change in Control and if, as a result of such termination of employment, the Executive is entitled to receive the Change in Control Benefits described in
                  Section 11.2 of this Agreement, then, for purposes of calculating the Executive's Monthly Retirement Income (as defined in the SERP) under any provision of the SERP:

                                    (a) the Executive shall be deemed to have
                           attained age 65 on the effective date of the termination of his employment with FirstMerit


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                           regardless of his actual Attained Age (as defined in
                           the SERP) as of such date;

                                    (b) the Executive shall be deemed to have
                           earned ten (10) Years of Service (as defined in the SERP) on the effective date of the termination of his employment with FirstMerit regardless of his actual Years of Service under the SERP as of such date; and

                                    (c) the Executive's Average Monthly
                           Earnings (as defined in the SERP) shall be determined by dividing 12 into the total of (1) the annual Base Salary applicable to the Executive as of the effective date of the termination of his employment and (2) the incentive compensation payment the Executive would receive if payment was made at the "target" percentage for the Executive under the ICP in the year in which occurs the effective date of the Executive's termination of employment.

                  (D) TOP HAT PLAN. Executive will be entitled to participate in the FirstMerit Corporation Unfunded Supplemental Benefits Plan (the "Top Hat Plan"), a copy of which has been provided to Executive, in accordance with the provisions of the Top Hat Plan, as amended from time to time.

         7.2 EXECUTIVE LIFE INSURANCE. During such time as Executive is employed by FirstMerit, FirstMerit shall pay to the Executive an amount equal to the premiums payable by the Executive on a permanent whole life insurance policy (the "Executive Life Insurance Policy"), which shall be owned by Executive and which shall provide Executive with One Million Dollars ($1,000,000) in life insurance ), plus forty percent (40%) of such premiums as a gross up amount to cover the income taxes with respect to such premium reimbursement. Executive will be responsible for the payment of all taxes associated with the payment of the premiums and the gross up amount. FirstMerit's obligations under this Section 7.2 will cease upon the termination of Executive's employment for any reason other than the Executive's Retirement and except to the extent provided otherwise in Sections 11.2 and 12.3. If the Executive's employment is terminated due to his Retirement, FirstMerit shall continue to pay to the Executive an amount equal to the premiums payable by the Executive on the Executive Life Insurance Policy, plus 40% of such premiums as a gross up amount, until such time as Executive Life Insurance Policy becomes a fully-paid and non-assessable policy. The Executive acknowledges that a physical examination will be required by the insurer.

         7.3 DISABILITY. Executive will be entitled to participate in FirstMerit's Long Term Disability program applicable to executive level employees of FirstMerit, and in FirstMerit's Short Term Illness Program, all in accordance with the provisions of such programs as they may be amended from time to time.

         7.4 MISCELLANEOUS BENEFITS. Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by FirstMerit from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of FirstMerit who participate in such employee benefit plans (except to the extent that the benefits provided under any of such


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plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

         7.5 STOCK OPTIONS AND GRANTS. Executive shall continue to be eligible to receive awards of stock options and restricted stock in accordance with the provisions of the FirstMerit Corporation 1997 Stock Plan and the 1999 Stock Plan, as they may be amended or superseded from time to time. The terms of such awards shall be determined by the Compensation Committee and shall be subject to approval by the Board of Directors.

         7.6 INCOME TAX PREPARATION. FirstMerit will reimburse Executive for income tax preparation and financial planning fees in accordance with the policies of FirstMerit applicable to all of its executives.

         7.7 CLUB DUES. FirstMerit will pay, or reimburse Executive for, all membership dues and special assessments, and any sales tax assessed or payable with respect to such dues or assessments, incurred in connection with the Executive's membership in a country club chosen by the Executive in his sole discretion.

         7.8 POST-RETIREMENT MEDICAL. If (a) the Executive retires prior to age 65 or (b) if the Executive's employment is terminated following a Change in Control and the Executive satisfies any of the conditions set forth in Sections 11.1(A), (B) or (C), FirstMerit will provide the following:

                  (A) Until the Executive attains age sixty five (65), FirstMerit will provide the Executive and his dependents with health care and major medical coverage that is comparable to the coverage that the Executive and his dependents are receiving on the date of the Executive's retirement or termination of employment. FirstMerit will pay one hundred percent (100%) of the cost of such coverage.

                  (B) On and after the Executive's sixty-fifth (65th) birthday, FirstMerit will provide the Executive and his dependents with the same health care and major medical coverage as the Executive and his dependents would have been eligible to receive under the FirstMerit Retiree Medical Plan had the Executive otherwise met the requirements for participation in such plan on the date of his retirement or termination of employment. FirstMerit and the Executive will share the cost of such coverage with the Executive paying the same percentage or amount of such cost as he would be required to pay under the FirstMerit Retiree Medical Plan, as in effect on his sixty-fifth birthday, based upon his years of service with FirstMerit.

         7.9 TAXES AND WITHHOLDING. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 7, and FirstMerit will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes.

8. OTHER PROVISIONS RELATING TO EMPLOYMENT.




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         8.1 EXECUTIVE PHYSICAL EXAMINATION.  Approximately every two years,
Executive will have an executive physical examination performed on him by physicians (not including any physicians who have performed or are then performing medical services for Executive) of the Cleveland Clinic or comparable facility. The expenses of the physical examinations required under this Section 8.1 (but not any treatment in connection therewith), which are not otherwise covered by FirstMerit-sponsored medical plans, will be borne by FirstMerit.

         8.2 VACATION. Executive will be entitled to five (5) weeks paid vacation and ten (10) bank holidays.

         8.3 BOARD OF DIRECTORS. FirstMerit will agree to nominate the Executive at such times as necessary so that Executive remains a director of FirstMerit during his employment by FirstMerit. Nothing in this Section 8.3 shall require FirstMerit or its Board to decline to nominate an existing Director at the expiration of such Director's term.

9. TERMINATION.

         9.1      TERMINATION BY FIRSTMERIT.

                  (A) This Agreement shall automatically terminate effective upon (i) the date of Executive's death; (ii) the date that the Executive is determined to be Disabled or (iii) the date of the Executive's Retirement.

                  (B) FirstMerit may terminate this Agreement, and the Executive's employment with FirstMerit, without Cause upon ninety (90) days prior written notice to the Executive.

                  (C) FirstMerit may terminate this Agreement, and the Executive's employment with FirstMerit, with Cause effective immediately and without the requirement of prior notice to the Executive.

         9.2 TERMINATION BY EXECUTIVE. Executive may terminate this Agreement, and his employment with FirstMerit, with or without Good Reason, upon ninety
(90) days' prior written notice to FirstMerit.

         9.3 NOTICE. An purported termination of this Agreement by FirstMerit or the Executive shall be communicated by written notice of termination to the other party. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated, shall specify the Termination Date (which shall not be earlier than the date of the notice), and, if the notice is from FirstMerit, shall specify whether the provisions of Section 12.3 shall apply to the Executive following the Termination Date.

10.      COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

         10.1 TERMINATION OF EMPLOYMENT UPON DEATH. If Executive's employment is terminated




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by reason of death, his estate shall be entitled to receive only the Base
Salary to which the Executive was entitled through the Termination Date, any unpaid bonus or incentive compensation due to the Executive with respect to the calendar year prior to a calendar year in which the Termination Date occurs, and such other benefits as may be available to the Executive or his estate through FirstMerit's benefit plans and policies.

         10.2 TERMINATION OF EMPLOYMENT UPON DISABILITY. If Executive's employment is terminated due to his Disability, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date, any unpaid bonus or incentive compensation due to the Executive with respect to the calendar year prior to the calendar year in which the Termination Date occurs, and such other benefits as may be available to the Executive through FirstMerit's benefit plans and policies.

         10.3 TERMINATION OF EMPLOYMENT BY FIRSTMERIT FOR CAUSE. If Executive's employment is terminated for Cause as provided in Section 9.1(C), Executive shall be entitled to receive the Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies in effect on the Termination Date.

         10.4 TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON.

                  (A) If FirstMerit terminates the Executive's employment without Cause pursuant to Section 9.1(B) or if the Executive terminates his employment for Good Reason pursuant to Section 9.2, and the Termination Date is prior to the expiration of the Term, Executive's Base Salary and benefits (excluding credit for Years of Service under the SERP) shall continue for a period of one (1) year from the Termination Date. In addition, if the Executive is entitled to receive the severance benefits payable under the preceding sentence, the Executive shall also be credited with two (2) additional Years of Service under the SERP.

                  (B) If FirstMerit terminates the Executive's employment without Cause pursuant to Section 9.1(B) or if the Executive terminates his employment for Good Reason pursuant to Section 9.2, and the Termination Date is after the expiration of the Term, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies.

         10.5 TERMINATION OF EMPLOYMENT OTHER THAN FOR GOOD REASON. If Executive terminates employment with FirstMerit pursuant to Section 9.2 other than for Good Reason, Executive shall be entitled to receive only the Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies.

         10.6 EFFECT OF TERMINATION. Upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of FirstMerit to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Section 12 of this Agreement and the provisions hereof relating to the



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obligations of FirstMerit described in the preceding sentence, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

11.      TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

         11.1 CONDITIONS TO PAYMENT OF CHANGE IN CONTROL BENEFITS. Notwithstanding the provisions of Section 10, upon the occurrence of a Change in Control, the compensation and benefits described in Section 11.2 (the "Change in Control Benefits") shall be paid and provided to the Executive if any of the following circumstances apply:

                  (A) The Executive's employment with FirstMerit, or its successor, is terminated without Cause pursuant to Section 9.1(B) prior to the third (3rd) anniversary of the date that the Change in Control becomes effective;

                  (B) The Executive terminates his employment with FirstMerit, or its successor, with Good Reason pursuant to Section 9.2 prior to the third (3rd) anniversary of the date that the Change in Control becomes effective; or

                  (C) The Executive terminates his employment with FirstMerit, or its successor, with or without Good Reason pursuant to Section 9.2 prior to the first (1st) anniversary of the date that the Change in Control becomes effective.

The Executive will not be eligible to receive the Change in Control Benefits under the following circumstances:

                  (X) The Executive's employment with FirstMerit, or it successor, is terminated with Cause at any time by FirstMerit, or its successor;

                  (Y) The Executive's employment with FirstMerit, or its successor, is terminated at any time as a result of the Executive's death, Disability or Retirement (unless he retires prior to his attainment of age 65 in which case he may be eligible for Change in Control Benefits if he otherwise satisfies the condition set forth in Sections 11.1(B) or (C) above); or

                  (Z) The Executive terminates his employment with FirstMerit, or its successor, without Good Reason pursuant to Section 9.2 on or after the first (1st) anniversary of the date that the Change in Control becomes effective.

         11.2     CHANGE IN CONTROL BENEFITS.

         If the Executive satisfies any of the conditions set forth in Sections 11.1(A), (B) or (C), FirstMerit, or its successor, shall pay or provide the following to the Executive:

                  (A) Base Salary to Termination Date. FirstMerit will pay the Executive his full Base Salary through the Termination Date at the rate in effect at the Termination Date or immediately preceding the date on which the Change in Control becomes effective, whichever is higher.

                  (B) BASE SALARY. FirstMerit will pay to the Executive an amount equal to (i) the Executive's annual Base Salary (at the rate in effect at the Termination Date or immediately preceding the date on which the Change in Control becomes effective, whichever is higher) multiplied by (ii) the lesser of the number one (1) or a fraction the numerator of which is the number of months from and including the month in which the Termination Date occurs to and including the month in which the Executive will attain the age of sixty-five (65) and the denominator of which is twelve (12).

                  (C) INCENTIVE COMPENSATION. FirstMerit will pay to the Executive an incentive award in an amount equal to (i) the highest incentive compensation award earned by the Executive with respect to the three (3) calendar years immediately preceding the calendar year in which the Change in Control becomes effective (except that the parties agree that for purposes of this calculation, the Executive shall be deemed to have received incentive compensation of $140,000 for calendar year 1996) multiplied by (ii) the lesser of the number one (1) or a fraction the numerator of which is the number of months from and including the month in which the Termination Date occurs to and including the month in which the Executive will attain the age of sixty-five (65) and the denominator of which is twelve (12).

                  (D) STOCK PLANS. The Executive shall be entitled to immediate vesting of all stock options, restricted stock awards, and other stock, phantom stock, stock appreciation rights or similar arrangements in which he participates. Notwithstanding any plan provisions to the effect that rights under any such plan terminate upon termination of employment, the Executive shall be given the longer of any period stated in such plan or agreement or ninety (90) days after the Termination Date to realize or exercise all rights or options provided under such plans.

                  (E) ACCIDENT, DISABILITY AND LIFE INSURANCE. FirstMerit will pay to the Executive in a lump sum an amount equal to the lesser of
         (i) one times the annual cost of all accident, disability, and life insurance (including conversion rights) with coverage and limits identical to those in effect with respect to the Executive immediately prior to the Change in Control or (ii) the amount determined under clause (i) above multiplied by a fraction the numerator of which is the number of months from and including the month in which the Termination Date occurs to and including the month in which the Executive will attain the age of sixty-five (65) and the denominator of which is twelve (12). Without limiting the foregoing, FirstMerit shall continue to pay to the Executive an amount equal to the premiums payable by the Executive with respect to the Executive Life Insurance Policy, plus forty percent (40%) of such premiums as a gross up amount, until such time as the Executive Life Insurance Policy becomes a fully-paid and non-assessable policy.

                  (F) MEDICAL. Executive will be provided with continued health care and medical coverage in accordance with the provisions of Section 7.8.

                  (G) OUTPLACEMENT FEES. For a period not to exceed one (1) year after the

         Termination Date, FirstMerit will pay the reasonable expenses associated with the outplacement of the Executive into a position comparable to that held by the Executive prior to the Change in Control through a professional placement firm and in an amount not to exceed Thirty-five Thousand Dollars ($35,000).

The compensation described in subparagraphs 11.2(A), (B), (C) and the first sentence of subparagraph 11.2(E) shall be paid by FirstMerit to the Executive in a lump sum on or before the fifth (5th) day following the Termination Date. For purposes of this Section 11, the term "month" shall mean a period of thirty
(30) days.

         11.3 NON-DUPLICATION OF COMPENSATION AND BENEFITS. Notwithstanding the foregoing, to avoid duplication of the benefits provided under this Section 11.2, amounts payable, and benefits provided, to the Executive pursuant to this paragraph 11.2 shall be offset and reduced by amounts that are paid, and benefits that are provided, to the Executive, following termination of his employment with FirstMerit (including a termination of employment as a result of Retirement) and regardless of whether there is a Change in Control, under any other employment agreement or Executive benefit plan or program to which the Executive is a party or in which he participates, including, without limitation, amounts paid and benefits provided to the Executive upon termination of his employment pursuant to Section 10.

         11.4     CERTAIN FURTHER PAYMENTS BY FIRSTMERIT

                  (A) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by FirstMerit or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, FirstMerit shall pay to the Executive at the time specified in this Section 11.4 an additional amount (the "Excise Tax Reimbursement") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Excise Tax Reimbursement provided for by this Section 11.4, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments. By way of example and without limiting the foregoing, if the Executive's Covered Payments is $2,500,000, his "base amount" is $500,000, his combined Federal, state and local income tax marginal rate is 50% and the computed Excise Tax is $400,000, then Executive will receive an Excise Tax Reimbursement of $1,333,333, computed as Excise Tax time (1 divided by (1 minus the aggregate individual tax rate minus excise tax rate)), in addition to the Covered Payments of $2,500,000.

                  (B) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                           (i) such Covered Payments will be treated as
                  "parachute payments"
                  within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of FirstMerit's independent certified public accountants appointed prior to the date upon which the Change in Control became effective or tax counsel selected by such accountants (the "Accountants"), FirstMerit has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and

                           (ii) the value of any non-cash benefits or any
                  deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (C) For purposes of determining the amount of the Excise Tax Reimbursement, the Executive shall be deemed to pay:

                           (i) Federal income taxes at the highest applicable
                  marginal rate of Federal income taxation for the calendar year in which the Excise Tax Reimbursement is to be made; and

                           (ii) any applicable state and local income taxes at
                  the highest applicable marginal rate of taxation for the calendar year in which the Excise Tax Reimbursement is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

                  (D) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Excise Tax Reimbursement made, the Executive shall repay to FirstMerit, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Excise Tax Reimbursement that would not have been paid if such Excise Tax had been applied in initially calculating such Excise Tax Reimbursement, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Excise Tax Reimbursement to be refunded to FirstMerit has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to FirstMerit shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and FirstMerit shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                  (E) In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Excise Tax Reimbursement is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Reimbursement), FirstMerit shall make an additional Excise Tax Reimbursement in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (F) The Excise Tax Reimbursement (or portion thereof) provided for in Section 11.4(A) above shall be paid to the Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Excise Tax Reimbursement (or portion thereof) cannot be finally determined on or before the date on which payment is due, FirstMerit shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Excise Tax Reimbursement and shall pay the remainder of such Excise Tax Reimbursement (together with interest at the rate provided in Section 1274(b)(2)(B) of the
         Code) as soon as the amount thereof can be determined, but in no event later than forty five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Excise Tax Reimbursement exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by FirstMerit to the Executive, payable on the fifth (5th) business day after written demand by FirstMerit for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         11.5 OTHER EMPLOYMENT. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment. Moreover, the amount of any payment provided for in this Section 11 shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive by another employer or as a result of the Executive being self-employed after the Termination Date.

12.      CONFIDENTIALITY AND NON-COMPETE

         12.1 NON-DISCLOSURE. Executive expressly covenants and agrees that he will not reveal, divulge or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning FirstMerit or its business, or anything connected therewith.

         12.2 RETURN OF MATERIALS. Executive agrees to deliver or return to FirstMerit upon termination or expiration of this Agreement or as soon thereafter as possible, all written information and any other similar items furnished by FirstMerit or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of this Agreement or Executive's employment with FirstMerit.

         12.3 NON-COMPETITION.

                  (A) If FirstMerit satisfies the conditions set forth in
         Section 12.3(B) below, then,
         for a period after termination or expiration of this Agreement equal to twenty four (24) months, regardless of whether such termination is by FirstMerit with or without Cause or the Executive with or without Good Reason, the Executive shall not (except as an officer, director, employee, agent or consultant of FirstMerit) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise that is actively engaged in any business which is in competition with FirstMerit or any of its subsidiaries or affiliates in any geographic area in which FirstMerit or any of its subsidiaries or affiliates does business on the Termination Date; PROVIDED that the foregoing restriction shall not be construed to prohibit the ownership by the Executive of not more than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, PROVIDED, FURTHER, that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

                  (B) In consideration of the Executive's covenants as contained in Section 12.3(A), FirstMerit shall pay or provide the items set forth below in the event of the Executive's termination of employment, provided that in the event that the Executive's employment is terminated by FirstMerit for Cause or voluntarily terminated by Executive, FirstMerit may elect to forego the benefit of the provisions of Section 12.3(A) and not make any payment under the provisions of this Section 12.3(B) by written notice delivered to the Executive at the time notice of termination for Cause is given or within ten (10) calendar days of the date the Executive's voluntary resignation is effective.

                           (i) BASE SALARY. FirstMerit shall pay the Executive,
                  in equal semi-monthly installments, an amount equal to the Executive's then current annual Base Salary (or, if higher, the highest rate thereof as in effect at any time during the six month period prior to the date of such termination) until the second (2nd) anniversary of the Termination Date or, if sooner, until the end of the month in which the Executive will attain the age of sixty-five (65).


                           (ii) INCENTIVE COMPENSATION. FirstMerit will pay the
                  Executive, in equal semi-monthly installments, an incentive award in an amount equal to (a) the highest incentive compensation award earned by the Executive with respect to the three (3) calendar years immediately preceding the calendar year in which the Termination Date occurs (except that the parties agree that for purposes of this calculation, the Executive shall be deemed to have received incentive compensation of $140,000 for calendar year 1996) multiplied by (b) the lesser of the number two (2) or a fraction the numerator of which is the number of months from and including the month in which the Termination Date occurs to and including the month in which the Executive will attain the age of sixty-five (65) and the denominator of which is twelve (12).

                           (iii) ACCIDENT, DISABILITY AND LIFE INSURANCE.
                  FirstMerit shall maintain in full force and effect for the Executive's continued benefit, until the earlier of the second (2nd) anniversary of the Termination Date or the calendar month in which the Executive attains the age of sixty-five (65), all accident, disability and life insurance (including conversion rights) with coverage and limits identical to those in effect with respect to the Executive immediately prior to the Termination Date. Without limiting the foregoing and except to the extent that the provisions of
                  Section 11.2(E) are applicable, FirstMerit shall continue to pay to the Executive an amount equal to the premiums payable by the Executive with respect to the Executive Life Insurance Policy, plus forty percent (40%) of such premiums as a gross up amount, for a period ending the earlier of two (2) years after the Termination Date or the calendar month in which the Executive reaches the age of sixty-five (65). For the sole purpose of determining the Executive's eligibility to participate in FirstMerit's life, accidental death and dismemberment insurance plans, the Executive shall be considered to be on a paid leave of absence as long as he is receiving benefits under this Section.

                           (iv) MEDICAL. (a) Until the second (2nd) anniversary
                  of the Termination Date or, if sooner, until the Executive attains age sixty-five (65), FirstMerit will provide the Executive and his dependents with health care and major medical coverage that is comparable to the coverage that the Executive and his dependents are receiving on the date of the Executive's termination of employment. FirstMerit will pay one hundred percent (100%) of the cost of such coverage.

                           (v) On and after the Executive's sixth-fifth (65th)
                  birthday, but not beyond the second (2nd) anniversary of the Termination Date, FirstMerit will provide the Executive and his dependents with the same health care and major medical coverage as the Executive and his dependents would have been eligible to receive under the FirstMerit Retiree Medical Plan had the Executive otherwise met the requirements for participation in such plan on the date of his termination of employment. FirstMerit and the Executive will share the cost of such coverage with the Executive paying the same percentage or amount of such cost as he would be required to pay under the FirstMerit Retiree Medical Plan, as in effect on his sixty-fifth (65th) birthday, based upon his years of service with FirstMerit.


         12.4 INJUNCTIVE RELIEF. Executive acknowledges that it is impossible to measure in money the damages that will accrue to FirstMerit by reason of Executive's failure to observe any of the obligations imposed on him by this paragraph 12. Accordingly, if FirstMerit shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to FirstMerit, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists. Further, if a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 12.3(A) is an unenforceable restriction on the Executive's activities, the provisions of Section 12.3(A) shall not be rendered void but shall be deemed amended to apply such maximum time and territory and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

13.      MISCELLANEOUS

         13.1 ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

         13.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

         13.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by FirstMerit, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. Both parties hereto have participated in the selection of the words and phrases set forth in this Agreement in order to express their joint intentions in entering into this employment relationship, and the parties hereto agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

         13.4 NOTICES. Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of FirstMerit at the time of the delivery of such notice, and properly addressed to FirstMerit if addressed to:

                                    FirstMerit Corporation
                                    III Cascade Plaza
                                    Seventh Floor
                                    Akron, Ohio 44308
                                    Attention:  General Counsel

         13.5 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any statute, law regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of law. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

         13.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

                                      FIRSTMERIT CORPORATION


                                      By: /s/ Christopher Maurer
                                          --------------------------------
                                              Christopher Maurer


                                          /s/ John R. Cochran
                                          -------------------------------
                                              John R. Cochran